Exhibit 10.43

September 27, 2002

Mr. Larry Gatta

1312 Abington Way

Mechanicsburg, PA 17050

Dear Larry:

Thank you for your interest in joining Longs Drug Stores California, Inc. It is a pleasure to confirm our offer of employment for the position of Group Vice President, Merchandising. This offer is based on the following mutual understanding:

1.	You will receive an annual salary of $190,000 payable in equal bi-weekly amounts of $7307.69 for the first year of employment.

2.	You will receive during your first year of employment a bonus that is targeted at 30% of your base annual salary. For the first two fiscal quarters, this will be guaranteed. Thereafter, any bonus will be based on your individual as well as the Company’s overall performance.

3.	You will receive a sign-on bonus in the amount of $50,000, which will be grossed up for state and federal income tax purposes, payable within 30 days of your hire. Should you resign from the company within 3 years of your hire date, you will be required to repay a prorated portion of this bonus.

4.	You will receive a car allowance in the amount of $710 per month. This is taxable as income and will be paid to you on the second paycheck of each month.

5.	You will be granted a non-qualified stock option grant of 9,000 shares at the end of the third fiscal quarter of this year. These shares will be valued at the then current price with vesting according to the then current Company vesting policy.

6.	You will be reimbursed for reasonable moving expenses based on information submitted by you to the Company, which will be grossed up for state and federal income tax purposes where allowable by IRS regulations. All realtor fees associated with the sale of your Mechanicsburg residence in Pennsylvania will be reimbursed per current relocation policy.

7.	You will be eligible for the company’s home purchase program through relocation should your residence in Mechanicsburg not sell within six months.

8.	You will be reimbursed for up to six months of reasonable temporary living expenses based on information submitted by you to the Company in order to assist you in finding a new residence.

9.	One month’s salary (not to exceed $15,000) will be paid in advance of your actual relocation to offset incidental costs associated with your move.

10.	You will be reimbursed $500.00 for one month’s COBRA payment to transition to the Longs Medical Plan. This payment will be made to you within 10 days of your start date with Longs.

11.	You will begin to accrue vacation immediately at the rate of three weeks per year. You may begin to use this vacation time after six months of continuous employment.

12.	Longs will have at least limited liability for severance for a one (1) year initial period of employment. Should initial work arrangements be dissolved the parties agree as follows:

(a) First, should Longs choose to sever its employment relationship with you in the first year for any reason (other than “for cause”), company would provide a cash payment equal to six month’s salary.

(b) Second, should you cause your employment to be terminated by your resignation or by being discharged for gross and willful misconduct relating to the performance by you of your duties at the company, no compensation would be due other than that accrued to that point.

13.	Information regarding the following programs will be sent to you under separate cover and are included as part of your overall employment with Longs.

a. Profit sharing, life insurance, long term disability, and 401K plans

b. Available medical insurance coverage options

c. Company car allowance

d. “Termination Benefits in the Event of a Change in Corporate Control”

Larry, we look forward to your favorable response to this letter, as we believe you will make a fine contribution to Longs Drug Stores California, Inc.

Sincerely,

LONGS DRUG STORES CALIFORNIA, INC.

/s/ Todd J. Vasos
Todd Vasos
Senior Vice President, Marketing

I accept your offer of employment as stated in this letter.

/s/ Lawrence J. Gatta, Jr.	October 7, 2002
Lawrence J. Gatta	Date